EXHIBIT NO. 99


ROANOKE ELECTRIC STEEL CORPORATION      P.O. Box 13948
                                        Roanoke, Virginia  24038-3948

                                        Office: 1-540-342-1831
                                                1-800-765-6567
                                        FAX:    1-540-342-9437


NEWS RELEASE                                FOR IMMEDIATE RELEASE
                                            CONTACT:     T. Joe Crawford
                                                         (540)  342-1831


                ROANOKE ELECTRIC STEEL ANNOUNCES
                     COMMON STOCK REPURCHASE

     ROANOKE, Virginia, April 19, 1996 - - Roanoke Electric Steel Corporation (NASDAQ-NNM: RESC) today reported that at a regular meeting of the Board of Directors of the Corporation held April 16, 1996, the Board authorized the repurchase of up to 500,000 shares of the Company's common stock, from time to time in the open market and in privately negotiated transactions, during the next 12 months. The Company currently has 8,081,397 shares outstanding. The repurchased shares, to be held as authorized and unissued shares, will be available to fund the Corporation's stock option plan and for general corporate purposes.
     Donald G. Smith, Chairman and Chief Executive Officer, stated:
          "The Company's performance continues to be strong.
           We think this is an excellent time to reaffirm our confidence in the future of the steel industry and the bright prospects for the Company."

     Roanoke Electric Steel Corporation is a mini-mill producer of finished steel products, consisting of angles, plain rounds, flats, channels and reinforcing bars, which are sold to steel fabricators and steel service centers, and semi-finished steel billets, which are sold to other steel producers. Four subsidiaries are involved in various steel-related activities, consisting of steel scrap processing, steel bar joist fabrication and reinforcing bar fabrication.